Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-204908
333-204908-06

PROSPECTUS ADDENDUM (to Prospectus Supplements dated as of various dates, and Prospectus dated April 29, 2016)

UBS AG

UBS SWITZERLAND AG

Exchange Traded Access Securities (ETRACS) Series A Linked to CMCI Indices

This prospectus addendum relates to various series of outstanding Exchange Traded Access Securities previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series A” and are linked to various UBS Bloomberg Constant Maturity Commodity Indices (such securities, the “CMCI ETRACS” and such indices, the “CMCI Indices”). This prospectus addendum and the applicable prospectus supplement, dated as of various dates, will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued CMCI ETRACS. When UBS AG initially registered your series of CMCI ETRACS, UBS AG prepared a prospectus supplement (as amended or supplemented from time to time), each referred to as the “original prospectus supplement”, relating to your series of CMCI ETRACS. The applicable original prospectus supplement relating to each series of CMCI ETRACS was attached to a “base” prospectus dated November 14, 2014, which has been replaced from time to time by a new “base” prospectus, most recently a “base” prospectus dated March 17, 2016.

UBS AG has now prepared a new “base” prospectus dated April 29, 2016. This new base prospectus replaces the base prospectus dated March 17, 2016.

In addition, effective August 1, 2015, Bloomberg Finance L.P. (“Bloomberg”) is the sole index administrator of the CMCI Indices underlying the CMCI ETRACS and Bloomberg will appoint the chairperson of the CMCI Governance Committee, which makes all decisions concerning the composition and methodology of the CMCI Indices, beginning with the December 2015 committee meeting. As of August 1, 2015, Bloomberg also assumed sole responsibility for calculating, administering and publishing the underlying CMCI Indices and UBS AG has no further administrative responsibilities with respect to the underlying CMCI Indices. UBS AG will, however, retain ownership of the CMCI Indices.

Because the terms of your CMCI ETRACS otherwise have remained the same, UBS AG is continuing to use the original prospectus supplement, as applicable. As a result, you should read the original prospectus supplement for your CMCI ETRACS and the new base prospectus dated April 29, 2016. When you read these documents, please note that all references in the original prospectus supplements to the base prospectus dated November 14, 2014, June 12, 2015 or March 17, 2016, or to any sections of the applicable base prospectus, should refer instead to the new base prospectus dated April 29, 2016, or to the corresponding section of that new base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated November 14, 2014, June 12, 2015 or March 17, 2016, you should use the following website link to access the new base prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569378/d161008d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated November 14, 2014, June 12, 2015 or March 17, 2016 that is provided in the original prospectus supplement for your securities. A table of contents for the new base prospectus is provided in the new base prospectus.

Finally, please disregard any references in the original prospectus supplements to UBS AG’s role in administering or co-administering the CMCI Indices, including as calculation agent. As noted above, effective August 1, 2015, Bloomberg has assumed sole responsibility for all aspects of calculating, administering and publishing the CMCI Indices.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplements, and the new base prospectus, in connection with offers and sales of the CMCI ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement for your CMCI ETRACS and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated April 29, 2016